Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES 3.3% INCREASE IN FFO PER SHARE

FOR THIRD QUARTER 2005

OAK BROOK, Ill. (October 31, 2005) – Inland Real Estate Corporation (NYSE: IRC) today announced its financial results for the third quarter ended September 30, 2005.

Highlights

•

For the three months ended September 30, 2005, funds from operations (“FFO”) was $20.7 million, an increase of 2.5% compared to the three months ended September 30, 2004. For the three months ended September 30, 2005, FFO per common share (basic and diluted) was $0.31, an increase of 3.3% compared to the three months ended September 30, 2004.

•

For the three months ended September 30, 2005, net income was $10.4 million, a decrease of 25.2% compared to the three months ended September 30, 2004. For the three months ended September 30, 2005, net income per common share (basic and diluted) was $0.15, a decrease of 28.6% compared to the three months ended September 30, 2004. The decrease in net income for the three-months ended September 30, 2005 is primarily due to greater gains on sale of property last year ($3.5 million or $0.05 per share) compared to this year ($0.5 million or $0.01 per share).

•

As of September 30, 2005, the Company’s portfolio was 96.5% leased, compared to 96.3% leased as of September 30, 2004.

•

During the third quarter 2005, 83 new and renewal leases were executed for the rental of 350,000 square feet in the aggregate.

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (“REITs”), for the three- and nine-months ended September 30, 2005 was $20.7 million and $67.3 million, an increase of 2.5% and 10.7%, respectively, compared to $20.2 million and $60.8 million for the three- and nine-months ended September 30, 2004. On a per share basis, FFO was $0.31 and $1.00 (basic and diluted) for the three- and nine-months ended September 30, 2005, an increase of 3.3% and 8.7%, respectively, compared to $0.30 and $0.92 (basic and diluted) for the three- and nine-months ended September 30, 2004.

The Company also reported that net income for the three- and nine-months ended September 30, 2005 was $10.4 million and $35.2 million, a decrease of 25.2% and 4.9%, respectively, compared to $13.9 million and $37.0 million for the three- and nine-months ended September 30, 2004. On a per share basis, net income was $0.15 and $0.52 (basic and diluted) for the three- and nine-months ended September 30, 2005, a decrease of 28.6% and 7.1%, respectively, compared to $0.21 and $0.56 (basic and diluted) for the three- and nine-months ended September 30, 2004.  The decrease in net income for the three-months ended September 30, 2005 is primarily due to greater gains on sale of properties last year ($3.5 million or $0.05 per share) compared to this year ($0.5 million or $0.01 per share). A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this press release.

“I am pleased to present our third quarter financial results, which represent the Company’s continued strong portfolio performance,” said Robert D. Parks, the Company’s President and Chief Executive Officer. "In addition to maintaining high occupancy and producing strong leasing gains, we have devoted much effort this quarter toward filling the acquisition needs of our joint venture."

Portfolio Performance
Total revenues for the three- and nine-months ended September 30, 2005 was $43.2 million and $139.1 million, a decrease of  8.9% and 1.8%, respectively, compared to $47.4 million and $141.6 million for the three- and nine-months ended September 30, 2004.  Total revenues decreased primarily due to the contribution of properties to the NYSTRS joint venture late last year.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three- month period during each year. A total of 121 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties. Same-store net operating income for the three- and nine-months ended September 30, 2005 was $27.1 million and $82.3 million, an increase of 1.5% and 1.6%, respectively, compared to $26.7 million and $81.0 million for the three- and nine-months ended September 30, 2004. This increase is primarily the result of positive leasing spreads. As of September 30, 2005, occupancy for the Company’s same-store portfolio was 95.0% compared to occupancy of 95.2% as of September 30, 2004.

EBITDA for the three- and nine-months ended September 30, 2005 was $34.3 million and $106.2 million, an increase of 8.9% and 12.6%, respectively, compared to $31.5 million and $94.3 million for the three- and nine-months ended September 30, 2004. EBITDA increased primarily due to positive leasing spreads and reduced operating expenses.

EBITDA is defined as earnings (or losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation; and (4) amortization. A table reconciling EBITDA to income from operations is provided at the end of this press release.  The Company uses EBITDA as a supplemental measure of its financial performance because it excludes expenses the Company believes may not be indicative of its operating performance.  By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and capital structure.  By excluding depreciation and amortization expense, the Company believes it can more accurately assess the performance of its portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing. EBITDA should be considered only as a supplement to net income and may be calculated differently by other REITs.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.9 times for the three-months ended September 30, 2005. The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At September 30, 2005, the Company had an equity market capitalization of $1.1 billion and $0.7 billion of total debt outstanding for a total market capitalization of $1.8 billion and a debt-to-total market capitalization percentage of 41.6%.  The interest rate on approximately 81% of this debt was fixed at a weighted average interest rate of 5.5%.  At September 30, 2005, the Company had approximately $325 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company believes that leasing activity remains strong throughout its portfolio.  For the three-months ended September 30, 2005, the Company executed 30 new and 53 renewal leases, aggregating approximately 350,000 square feet.  The 30 new leases represent approximately 139,000 square feet with an average rental rate of $15.59 per square foot, a 24.7% increase over the average expiring rate.  The 53 renewal leases represent approximately 211,000 square feet with an average rental rate of $14.34 per square foot, a 16.4% increase over the average expiring rate. As of September 30, 2005, the Company’s portfolio was 96.5% leased compared to 96.3% leased as of September 30, 2004 and 96.5% leased as of December 31, 2004.

Dispositions
In the third quarter 2005, the Company sold one single-tenant retail property. Walgreen’s-Woodstock is a 15,856-square-foot property that was sold for approximately $1.3 million. Proceeds from this sale will be used to acquire new investment properties.

Joint Ventures

The Company contributed two properties into the joint venture with New York State Teachers’ Retirement System during the third quarter, both were acquisitions targeted for co-investment.

Dividends

In each of August, September and October 2005, the Company paid monthly cash dividends of $0.08 per common share.

Guidance
The Company expects that its FFO per common share (basic and diluted) for fiscal year 2005 will be between $1.32 and $1.34.

Conference Call
The Company will host a management conference call to discuss its financial results at 11:00 a.m. CST (12:00 p.m. EST) on Monday, October 31, 2005. The conference call can be accessed by dialing 800-265-0241, or 617-847-8704 for international callers. The conference call passcode is 32114040. The Company suggests that participants dial in at least ten minutes prior to the scheduled start of the call. The conference call will also be available via live webcast on the Company’s website at http://www.inlandrealestate.com. Hosting the conference call for the Company will be Robert D. Parks, President and Chief Executive Officer; Mark E. Zalatoris, Chief Operating Officer; Brett A. Brown, Chief Financial Officer; and D. Scott Carr, president of property management.

The conference call will be recorded and available for replay beginning at 1:00 p.m. CST (2:00 p.m. EST) on October 31, 2005, and will be available until midnight on Monday, November 7, 2005.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers. The replay passcode is 53603729.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns 142 neighborhood, community and single-tenant retail centers, totaling approximately 13.4 million square feet, located primarily in the midwestern United States.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three- and nine-months ended September 30, 2005 is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2005 and December 31, 2004
(In thousands except per share data)

Assets

	September 30, 2005 (unaudited)	December 31, 2004 (audited)
Investment properties:
Land	$316,707	318,361
Construction in progress	1,132	1,326
Building and improvements	871,833	862,647

	1,189,672	1,182,334
Less accumulated depreciation	180,909	156,854

Net investment properties	1,008,763	1,025,480

Cash and cash equivalents	32,972	35,508
Investment in securities (net of an unrealized gain of $674 and $114 at September 30, 2005 and December 31, 2004, respectively)	13,360	5,978
Assets held for sale (net of accumulated depreciation of $829 and $6,402 at September 30, 2005 and December 31, 2004, respectively)	3,215	28,400
Restricted cash	4,103	4,226
Accounts and rents receivable (net of provision for doubtful accounts of $2,672 and $2,710 at September 30, 2005 and December 31, 2004, respectively)	31,826	29,646
Mortgage receivable	11,165	-
Investment in and advances to joint venture	51,479	42,789
Deposits and other assets	2,444	4,433
Acquired above market lease intangibles (net of accumulated amortization of $1,680 and $1,648 at September 30, 2005 and December 31, 2004, respectively)	4,017	5,966
Acquired in-place lease intangibles (net of accumulated amortization of $3,816 and $2,218 at September 30, 2005 and December 31, 2004, respectively)	20,145	18,404
Leasing fees (net of accumulated amortization of $1,239 and $1,189 at September 30, 2005 and December 31, 2004, respectively)	2,739	2,467
Loan fees (net of accumulated amortization of $3,222 and $4,780 at September 30, 2005 and December 31, 2004, respectively)	4,687	3,795

Total assets	$1,190,915	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
September 30, 2005 and December 31, 2004
(In thousands except per share data)

Liabilities and Stockholders' Equity

	September 30, 2005 (unaudited)	December 31, 2004 (audited)
Liabilities:
Accounts payable and accrued expenses	$4,206	4,341
Acquired below market lease intangibles (net of accumulated amortization of $2,871 and $2,733 at September 30, 2005 and December 31, 2004, respectively)	7,826	7,456
Accrued interest	2,199	2,282
Accrued real estate taxes	23,069	22,520
Dividends payable	5,560	5,537
Security and other deposits	2,448	2,318
Mortgages payable	596,588	596,125
Line of credit	75,000	85,000
Prepaid rents and unearned income	3,017	4,073
Liabilities associated with assets held for sale	192	4,035
Other liabilities	6,654	971

Total liabilities	726,759	734,658

Minority interest	19,229	19,942

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2005 and December 31, 2004	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 67,408 and 67,025 Shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	674	670
Additional paid-in capital (net of offering costs of $58,816)	649,297	644,278
Deferred stock compensation	(911)	(580)
Accumulated distributions in excess of net income	(204,807)	(191,990)
Accumulated other comprehensive income	674	114

Total stockholders' equity	444,927	452,492

Commitments and contingencies

Total liabilities and stockholders' equity	$1,190,915	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2005	Three months ended September 30, 2004	Nine months ended September 30, 2005	Nine months ended September 30, 2004
Revenues:
Rental income	$31,508	34,928	96,037	101,791
Tenant recoveries	11,502	12,255	36,130	38,600
Lease termination income	-	90	6,267	708
Other property income	210	166	620	543

Total revenues	43,220	47,439	139,054	141,642

Expenses:
Property operating expenses	4,806	5,867	16,956	18,416
Real estate tax expense	8,489	8,400	24,238	24,605
Bad debt expense	51	222	725	532
Depreciation and amortization	9,767	9,938	30,564	28,843
Stock exchange listing expenses	-	83	62	823
General and administrative expenses	2,339	1,979	6,441	5,936

Total expenses	25,452	26,489	78,986	79,155

Operating income	17,768	20,950	60,068	62,487

Other income	1,202	583	2,920	2,242
Interest expense	(10,118)	(10,641)	(31,121)	(32,200)
Minority interest	(300)	(206)	(732)	(641)
Equity in earnings of unconsolidated joint ventures	1,238	(328)	3,171	(328)

Income from continuing operations	9,790	10,358	34,306	31,560

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $486 and $3,502 for the three months ended September 30, 2005 and 2004, respectively and $549 and $4,541 for the nine months ended September 30, 2005 and 2004)	591	3,516	911	5,475

Net income available to common stockholders	10,381	13,874	35,217	37,035

Other comprehensive income:
Unrealized gain (loss) on investment securities	631	112	560	(1,273)

Comprehensive income	$11,012	13,986	35,777	35,762

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2005	Three months ended September 30, 2004	Nine months ended September 30, 2005	Nine months ended September 30, 2004

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.16	0.51	0.48
Discontinued operations	-	0.05	0.01	0.08

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.21	0.52	0.56

Weighted average number of common shares outstanding – basic	67,309	66,770	67,192	66,285

Weighted average number of common shares outstanding – diluted	67,358	66,820	67,241	66,335

Non-GAAP Financial Measures

We consider Funds From Operations ("FFO") a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT's operating performance because along with cash flows from operating, investing and financing activities, it provides a measure of a REIT's ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as us.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives received based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended September 30, 2005	Three months ended September 30, 2004	Nine months ended September 30, 2005	Nine months ended September 30, 2004

Net income	$10,381	13,874	35,217	37,035
Gain on sale of investment properties	(486)	(3,502)	(549)	(4,541)
Gain on non-operating property	-	-	33	-
Equity in depreciation of unconsolidated ventures	1,311	-	2,812	-
Amortization on in-place lease intangibles	684	450	2,223	1,119
Amortization on leasing commissions	167	315	514	704
Depreciation, net of minority interest	8,686	9,028	27,056	26,516

Funds From Operations	$20,743	20,165	67,306	60,833

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.21	0.52	0.56

Funds From Operations, per weighted average common share – basic and diluted	$0.31	0.30	1.00	0.92

Weighted average number of common shares outstanding, basic	67,309	66,770	67,193	66,285

Weighted average number of common shares outstanding, diluted	67,358	66,820	67,241	66,335

`

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2005	Three months ended September 30, 2004	Nine months ended September 30, 2005	Nine months ended September 30, 2004

Income From Continuing Operations	$9,790	10,358	34,306	31,560
Income From Discontinued Operations	106	14	362	934
Interest Expense	10,118	10,641	31,121	32,200
Interest Expense Associated with Discontinued Operations	-	149	21	422
Interest Expense Associated with Unconsolidated Ventures	1,873	22	4,137	22
Depreciation and Amortization	9,767	9,938	30,564	28,843
Depreciation and Amortization Associated with Discontinued Operations	1	167	25	311
Depreciation and Amortization Associated with Unconsolidated Ventures	2,626	-	5,637	-

EBITDA	$34,281	31,289	106,173	94,292

Total Interest Expense	$11,991	10,812	35,279	32,644

EBITDA: Interest Expense Coverage Ratio	2.9 x	2.9 x	3.0 x	2.9 x